Exhibit 99.1

Thomas Melito
NEWS RELEASE	Vice President - Treasurer
FOR IMMEDIATE RELEASE	(972) 409-1527

Michaels Stores, Inc. Reports Record Second Quarter Sales and Earnings

IRVING, Texas — August 25, 2011 — Michaels Stores, Inc. (the “Company”) today reported unaudited financial results for the second quarter ended July 30, 2011. Total sales for the quarter were $857 million, a 3.1% increase from fiscal 2010 second quarter sales of $831 million. Same-store sales for the comparable 13-week period increased 1.8%, driven by a 2.6% increase in average ticket and a 0.8% decrease in transactions. Canadian currency translation positively affected average ticket for the second quarter by 60 basis points.

John Menzer, Chief Executive Officer, said, “We are pleased with the record levels of operating performance and continued balance sheet improvements achieved during the second quarter and year-to-date periods. As we continue on the path to becoming a world class retailer, these accomplishments reflect the progress we have achieved in improving the business across the entire organization.”

Operating Results

Year–to–date net sales increased 4.5% to $1.810 billion from $1.732 billion for the same period last year. Same-store sales increased 3.1% over the same period a year ago on a 2.0% increase in average ticket, a 0.9% increase in transactions, and a positive 0.2% impact from deferred custom framing revenue. Canadian currency translation positively affected average ticket for the first six months of fiscal 2011 by 50 basis points.

The Company’s second quarter gross margin increased 80 basis points to 38.3% driven by a merchandise margin improvement of 110 basis points, partially offset by a 30 basis point increase in occupancy costs. The improvement in merchandise margin is attributable to improved pricing and promotion management, lower costs associated with an increase in imported merchandise and improvement in inventory management, partially offset by increased freight and distribution costs. Year–to–date gross margin increased 140 basis points to 39.8% driven by an increase of 150 basis points in merchandise margin. The improvement in year-to-date merchandise margin is attributable to our direct import initiative and improved pricing and promotion management, as well as an increased focus on inventory management and the timing of the recognition of vendor allowances. These amounts were partially offset by an increase in freight and distribution costs.

Selling, general and administrative expense in the second quarter increased $8 million to $241 million, or as a percent of sales, increased 10 basis points to 28.1%. The 10 basis point increase is primarily due to an increase in advertising for incremental digital and targeted marketing campaigns. Year-to-date selling, general and administrative expense increased $17 million to $495 million. As a percent of sales, expenses declined 30 basis points, to 27.3% due to improved leverage on payroll and group insurance costs.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Operating income for the second quarter of fiscal 2011 increased $8 million to $82 million, or 9.6% of sales, compared to 8.9% for the second quarter of fiscal 2010. Year-to-date operating income was $217 million, or 12.0% of sales, versus $179 million, or 10.3% of sales, for the first half of fiscal 2010.

Interest expense decreased $9 million for the second quarter to $61 million. Interest expense for the first half of fiscal 2011 decreased $12 million to $126 million.

Loss on the early extinguishment of $31 million face value of our 13% Subordinated Discount Notes was $4 million during the second quarter and $15 million for the early extinguishment of $124 million face value for the first six months of fiscal 2011.

During the second quarter of fiscal 2011, other expense reflects a $1 million unfavorable change in the fair value of the interest rate cap. Other expense for the year-to-date period reflects a $3 million loss from the change in the fair value of the interest rate cap offset by a $3 million gain related to foreign currency translation.

For the quarter, the Company reported a net income of $10 million compared to net loss of $1 million for the second quarter of fiscal 2010. For the first half of fiscal 2011, the Company reported net income of $47 million compared to $12 million for first half of fiscal 2010.

Adjusted EBITDA for the second quarter of fiscal 2011 increased $11 million to $117 million, from $106 million for the same period last year. Year-to-date Adjusted EBITDA was $285 million, or 15.7% of sales, versus $244 million, or 14.1% of sales, in the first half of fiscal 2010. The Company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Balance Sheet and Cash Flow

As of July 30, 2011, the Company had $27 million in cash and $582 million of availability under its revolving credit facility.

Quarter end debt levels totaled $3.527 billion, down $181 million from the prior year. During the quarter, the Company repurchased $31 million face value, or $29 million accreted value, of its 13% Subordinated Discount Notes which were subsequently retired.

Average Michaels store inventory at the end of the second quarter, inclusive of distribution centers, was $816,000, down 0.9% from last year’s balance of $823,000.

Capital spending for the first six months of fiscal 2011 totaled $46 million, with $21 million attributable to real estate activities, such as new, relocated and existing stores and $25 million for information system and corporate investments.

During the first half of fiscal 2011, the Company opened 18 new stores, including eight relocations, and closed one Michaels store. In addition, the Company closed one Aaron Brothers store.

The Company will host a conference call at 8:00 a.m. Central time today. Those who wish to participate in the call may do so by dialing 866-425-6198, conference ID# 34791684. Any interested party will also have the opportunity to access the call via the internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. A recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN # 34791684. In addition, the Company will file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission later today.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of August 25, 2011, the Company owns and operates 1,055 Michaels stores in 49 states and Canada, and 135 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management “plans,” “estimates,” “believes” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to: risks related to the effect of economic uncertainty; our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; changes in customer demand could materially adversely affect our sales, operating results and cash flow;  unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; improvements to our supply chain may not be fully successful; our suppliers may fail us; risks associated with the vendors from whom our products are sourced could materially adversely affect our revenue and gross profit; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws, may adversely impact our operations, merchandise offering, reputation and financial position; we have co-sourced certain of our information technology, accounts payable, payroll, accounting and human resources functions and may co-source other administrative functions, which make us more dependent upon third parties; our information systems may prove inadequate; failure to adequately maintain security and prevent unauthorized access to our electronic and other confidential information and data breaches such as the recent payment card terminal tampering could materially adversely affect our financial condition and operating results; changes in regulations or enforcement may adversely impact our business; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our business; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011, and other reports from time to time filed with or furnished to the Securities and Exchange Commission.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization. Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to, or subtracted from, EBITDA (collectively, the “Adjustments”) in accordance with the Company’s $2.4 billion Senior secured term loan and $850 million Asset-based revolving credit facility. The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other metrics, to evaluate operating performance, to plan and forecast future periods’ operating performance and as an element of its incentive compensation targets for certain management personnel. Adjusted EBITDA is a required calculation under the Company’s Senior secured term loan and its Asset-based revolving credit facility. As it relates to the Senior secured term loan, Adjusted EBITDA is used in the calculations of fixed charge coverage and leverage ratios, which, under certain circumstances may result in limitations on the Company’s ability to make restricted payments as well as the determination of mandatory repayments of the loans. Under the Asset-based revolving facility, Adjusted EBITDA is used in the calculation of fixed charge coverage ratios, which, under certain circumstances, may restrict the Company’s ability to make certain payments (characterized as restricted payments), investments (including acquisitions) and debt repayments.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	July 30,	January 29,	July 31,
	2011	2011	2010
ASSETS
Current assets:
Cash and equivalents	$27	$319	$69
Merchandise inventories	897	826	888
Prepaid expenses and other	79	73	70
Deferred income taxes	56	56	42
Income tax receivable	27	1	31
Total current assets	1,086	1,275	1,100
Property and equipment, at cost	1,376	1,329	1,276
Less accumulated depreciation	(1,066)	(1,028)	(981)
Property and equipment, net	310	301	295
Goodwill	95	95	94
Debt issuance costs, net of accumulated amortization of $66, $60, and $65, respectively	62	72	80
Deferred income taxes	18	18	8
Other assets	6	9	7
Total non-current assets	181	194	189
Total assets	$1,577	$1,770	$1,584

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$250	$273	$222
Accrued liabilities and other	332	384	321
Current portion of long-term debt	140	1	1
Income taxes payable	4	29	1
Total current liabilities	726	687	545
Long-term debt	3,387	3,667	3,707
Deferred income taxes	4	4	2
Other long-term liabilities	75	76	84
Total long-term liabilities	3,466	3,747	3,793
	4,192	4,434	4,338
Commitments and contingencies
Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,294,503 shares issued and outstanding at July 30, 2011; 118,419,850 shares issued and outstanding at January 29, 2011; 118,389,571 shares issued and outstanding at July 31, 2010	12	12	12
Additional paid-in capital	44	43	39
Accumulated deficit	(2,679)	(2,726)	(2,812)
Accumulated other comprehensive income	8	7	7
Total stockholders’ deficit	(2,615)	(2,664)	(2,754)
Total liabilities and stockholders’ deficit	$1,577	$1,770	$1,584

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010
Net sales	$857	$831	$1,810	$1,732
Cost of sales and occupancy expense	529	520	1,089	1,067
Gross profit	328	311	721	665
Selling, general, and administrative expense	241	233	495	478
Related party expenses	4	4	7	7
Store pre-opening costs	1	—	2	1
Operating income	82	74	217	179
Interest expense	61	70	126	138
Loss on early extinguishment of debt	4	—	15	—
Other (income) and expense, net	1	4	—	11
Income before income taxes	16	—	76	30
Provision for income taxes	6	1	29	18
Net income (loss)	$10	$(1)	$47	$12

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Six Months Ended
	July 30,	July 31,
	2011	2010
Operating activities:
Net income	$47	$12
Adjustments:
Depreciation and amortization	50	52
Share-based compensation	4	4
Debt issuance costs amortization	8	9
Accretion of long-term debt	24	24
Change in fair value of interest rate cap	3	13
Change in fair value of contingent consideration	(1)	—
Loss on early extinguishment of debt	15	—
Changes in assets and liabilities:
Merchandise inventories	(71)	(15)
Prepaid expenses and other	(6)	2
Accounts payable	(12)	(9)
Accrued interest	(10)	(2)
Accrued liabilities and other	(48)	(29)
Income taxes payable	(51)	(41)
Other long-term liabilities	—	3
Net cash (used in) provided by operating activities	(48)	23

Investing activities:
Additions to property and equipment	(46)	(33)
Net cash used in investing activities	(46)	(33)

Financing activities:
Borrowings on asset-based revolving credit facility	2	48
Payments on asset-based revolving credit facility	—	(48)
Repurchase of subordinated discount notes due 2016	(129)	—
Repayments on senior secured term loan facility	(50)	(118)
Payment of debt issuance costs	—	(19)
Repurchase of Common Stock	(5)	—
Proceeds from stock options exercised	1	—
Change in cash overdraft	(17)	—
Other	—	(1)
Net cash used in financing activities	(198)	(138)

Decrease in cash and equivalents	(292)	(148)
Cash and equivalents at beginning of period	319	217
Cash and equivalents at end of period	$27	$69

Supplemental Cash Flow Information:
Cash paid for interest	$103	$105
Cash paid for income taxes	$75	$58

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations:

(Schedule may not foot due to rounding)

	Quarter Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	61.7	62.5	60.2	61.6
Gross profit	38.3	37.5	39.8	38.4
Selling, general, and administrative expense	28.1	28.0	27.3	27.6
Related party expenses	0.5	0.5	0.4	0.4
Store pre-opening costs	0.1	0.1	0.1	0.1
Operating income	9.6	8.9	12.0	10.3
Interest expense	7.1	8.4	7.0	8.0
Loss on early extinguishment of debt	0.5	—	0.8	—
Other (income) and expense, net	0.1	0.5	—	0.6
Income before income taxes	1.9	—	4.2	1.7
Provision for income taxes	0.7	0.1	1.6	1.0
Net income (loss)	1.2%	(0.1)%	2.6%	0.7%

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010
Michaels stores:
Retail stores open at beginning of period	1,049	1,028	1,045	1,023
Retail stores opened during the period	5	5	10	10
Retail stores opened (relocations) during the period	4	—	8	7
Retail stores closed during the period	—	—	(1)	—
Retail stores closed (relocations) during the period	(4)	—	(8)	(7)
Retail stores open at end of period	1,054	1,033	1,054	1,033

Aaron Brothers stores:
Retail stores open at beginning of period	136	146	137	152
Retail stores closed during the period	—	(1)	(1)	(7)
Retail stores open at end of period	136	145	136	145

Total store count at end of period	1,190	1,178	1,190	1,178

Other operating data:
Average inventory per Michaels store (in thousands) (1)	$816	$823	$816	$823
Comparable store sales increase (2)	1.8%	2.3%	3.1%	3.6%

(1)	Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)

Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed. If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010
	(in millions)
Net cash provided by operating activities	$(67)	$(4)	$(48)	$23
Depreciation and amortization	(25)	(26)	(50)	(52)
Share-based compensation	(2)	(2)	(4)	(4)
Debt issuance costs amortization	(4)	(4)	(8)	(9)
Accretion of long-term debt	(11)	(12)	(24)	(24)
Change in fair value of interest rate cap	(1)	(3)	(3)	(13)
Change in fair value of contingent consideration	1	—	1	—
Loss on early extinguishment of debt	(4)	—	(15)	—
Changes in assets and liabilities	123	50	198	91
Net income (loss)	10	(1)	47	12
Interest expense	61	70	126	138
Loss on early extinguishment of debt	4	—	15	—
Income tax provision	6	1	29	18
Depreciation and amortization	25	26	50	52
EBITDA	106	96	267	220
Adjustments:
Share-based compensation	2	2	4	4
Sponsor Fees	4	4	7	7
Termination expense	—	—	1	—
Pre-opening costs	1	—	2	1
Multi-year initiatives (1)	1	—	1	—
Foreign currency translation losses (gains)	—	1	(3)	(2)
Store closing costs	1	—	1	1
Loss on interest rate cap	1	3	3	13
Other (2)	1	—	2	—
Adjusted EBITDA	$117	$106	$285	$244

(1) Multi-year initiatives relate to store remodel costs.

(2) Other adjustments relate to items such as the moving & relocation expenses, franchise taxes, foreign currency hedge and legal expenses.